Exhibit 99.1

February 15, 2007

James J. Hines, IV

160 Old Roaring Brook Rd.

New Castle, NY 10549

A. Leon Blaser, Ph.D.

Chairman & C.E.O.

Environmental Energy Services, Inc.

3350 Americana Terrace, Suite 215

Boise, ID 83706

Re:

Notice to commence a cash tender offer for all outstanding shares

Dear Dr. Blaser:

As Chairman of the Board of Directors & C.E.O. and as the largest shareholder of Environmental Energy Services, Inc. (“EESV”), according to publicly available S.E.C. filings, please accept this letter as Notice to commence a cash tender offer to purchase all of the outstanding shares of EESV for $0.09 per share, or approximately $44 million.

Please know that I will contact you shortly at your above-referenced corporate office to discuss this Notice to commence a cash tender offer further.

Sincerely,

/s/ James J. Hines

James J. Hines, IV